Exhibit 99.1

Digital Locations CEO Rich Berliner Discussed How High-Speed Internet Can Change Lives with Geography Professor

Dr. Paul Sutton from the University of Denver commented about the multifaceted applications of satellite data and the potential societal impact of providing high-speed Internet access to every corner of the globe

SANTA BARBARA, CA, August 17, 2023 (GLOBE NEWSWIRE) – Digital Locations, Inc. (OTCMKTS:DLOC), the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world, today announced that in a recent podcast, its CEO, Rich Berliner, spoke with Dr. Paul Sutton at the University of Denver about the potential societal impact of providing high-speed Internet access to every corner of the globe.

During the conversation, Dr. Sutton emphasized the humanitarian potential of the Digital Locations’ mission, “If you can do this and the price is right... you would do a wonderful humanitarian thing for so many people in terms of their access to information and ability to buy things at the best price.”

Dr. Sutton continued, “Where we might do the most societal good is to bring high-speed Internet to places where there are no cell phone towers and people are in great need. In more sparsely populated areas, there could be more economic activity if they have access to high-speed Internet.

“Also, global communicators access is essential for emergency situations,” Dr. Sutton concluded. “For example, this is probably the best way to learn about and get help to a sinking ship.”

Dr. Paul C. Sutton, a distinguished faculty member at the University of Denver, holds a Ph.D. in Geography from the University of California, Santa Barbara (UCSB). He is widely recognized for his groundbreaking contributions in the field of sustainability science, ecological economics, and population geography. His research primarily involves the use of nighttime satellite imagery for mapping and measuring various aspects of human activity and its impact on the environment. Professor Sutton was deeply influenced by the works of Rachel Carson, Paul Ehrlich, and Garrett Hardin. His early experiences led him to the field of Geography, where he obtained an M.A. in Geography in 1995, an M.A. in Statistics in 1997, and a Ph.D. in Geography in 1999, all from UCSB. He is currently serving as a professor at University of Denver where he previously served as an associate professor and an assistant professor. Dr. Sutton is listed as a Google Scholar at

https://scholar.google.com/citations?user=cplEVLkAAAAJ&hl=en

This podcast can be viewed at https://www.youtube.com/watch?v=bjz_muVHncc

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin) and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University, we are developing a truly disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs and even Netflix, Amazon and much, much more.

To learn more about Digital Locations please visit www.digitallocations.com

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